Exhibit 10.1

Tessera and Micron Confidential

TESSERA, INC.

TCC® License Agreement

This Agreement is entered into as of this First day of July 2006 (“Effective Date”), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates (“Tessera”) and Micron Technology, Inc. a corporation organized under the laws of Delaware having a principal place of business at 8000 S. Federal Way, Boise Idaho 83707 and the Micron Affiliates (“Licensee”) with reference to the following facts:

Recitals

WHEREAS, Tessera owns certain patents related to semiconductor integrated circuit (“IC”) packaging technology, and

WHEREAS, Licensee wishes to license the Tessera patents for certain semiconductor products in accordance with the terms hereof.

The Parties Hereto Agree:

I. Definitions. As used herein, the following terms shall have the following meaning:

A. The term “Licensed Product” includes IC packages using (a) polyimide or glass-epoxy or glass-laminate substrate; (b) one or more solder balls under the IC; (c) die attach adhesive attaching the IC to the polyimide or glass-epoxy or glass-laminate substrate; and (d) solder ball pitch less than or equal to 1.0mm.

B. The term “DRAM Device” means a Dynamic Random Access Memory (DRAM) IC device comprised solely of an array of DRAM cells and the associated control and I/O circuitry that are necessary to allow data to be written to, stored by, and read from the DRAM cells.

C. The term “DRAM Licensed Product” means a Licensed Product that contains at least one IC that is a DRAM Device and does not contain an IC that is not a DRAM Device.

D. The term “Non-DRAM Licensed Product” means a Licensed Product that contains at least one IC that is not a DRAM Device. If a Licensed Product contains both a DRAM Device and an IC that is not a DRAM Device, the Licensed Product shall be considered a Non-DRAM Licensed Product.

E. The term “Multiple Substrate Licensed Product” means a “Package Stack Unit” and a “Package Stack,” defined respectively as follows:

i. The term “Package Stack Unit” means a package substrate having electrically conductive terminals and at least one IC device on the package substrate and electrically connected to at least some of the terminals, and

ii. The term “Package Stack” means an IC package including two or more Package Stack Units, wherein said units are stacked one above the other so that at least some of the terminals

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on mutually adjacent units in the stack are aligned with one another, mutually adjacent units being electrically interconnected to one another by joining connectors formed at least in part from material bonded to the aligned terminals of such units.

F. The term “Batch Technology” as used herein means any method, process, technique or Tessera Patent that covers any structures or processing methods for simultaneously forming, producing and/or connecting a plurality of electrical connections between contacts on an IC device and substrate terminals of the IC package, including: (i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of an IC package; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of an IC package; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any batch processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of an IC package. Notwithstanding, the parties expressly agree that any IC package made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding (“TAB”) gang bonding methods, is not included in Batch Technology.

G. The term “Patent” means letters patent, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

H. The term “Tessera Patent” means Patent(s) or claims within such Patent(s) for the design, manufacture, and/or assembly of Licensed Products (excluding Batch Technology as defined herein) owned by Tessera prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any third party patent for the design, manufacture, and/or assembly of Licensed Products (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof. Notwithstanding the preceding provision, Tessera shall license to Licensee any third party patent for the design, manufacture, and/or assembly of Licensed Products (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein to Licensee upon payment of a royalty or other consideration to such third parties if Licensee agrees to pay and does pay such royalty or other consideration. Tessera Patents, as defined above, includes but is not limited to those Patents set forth in Attachment A as of the date stated therein. Tessera has sole discretion in the prosecution of the Tessera patent applications licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

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I. The term “Billable Pin” means any electrical connection to an IC electrical bond pad made or contained in any Licensed Product.

J. The term “Micron Affiliate” means any company that has more than fifty percent (50%) of the voting stock or equity owned or controlled by Micron Technology, Inc.. A company shall be considered a Micron Affiliate only so long as such majority ownership or control exists. Micron Technology, Inc., shall be ultimately responsible for the actions of the Micron Affiliates pursuant to this Agreement.

K. The term “Tessera Affiliate” means any company that has more than fifty percent (50%) of the voting stock or equity owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement.

L. The term “Licensed Package Assembler” means a party licensed by Tessera to assemble, use and sell Licensed Products for others. Tessera agrees to periodically provide Licensee a list of such parties.

II. Licensee Rights

A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee’s compliance with the provisions hereof including all Attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, non-sublicensable, limited license to the Tessera Patents to make, have made, use, sell, import, and offer for sale of Licensed Products that are sold as Licensee’s own products (i.e., the Licensed Products bear the Licensee’s commercial indicia).

1. Have Made Rights and Royalties. If Licensee exercises its “have made” right hereunder, Licensee shall be responsible for the payment of all royalties due hereunder directly to Tessera for such assembly of Licensed Products regardless of whether or not the assembler of the Licensed Product is a Licensed Package Assembler. Nothing in this Paragraph II.A.1 shall prevent Licensee from agreeing with a Licensed Package Assembler that the Licensed Package Assembler shall report and pay royalties to Tessera under its license for all Licensed Products made for Licensee provided, however, that if such Licensed Package Assembler fails to report and pay such royalties, Licensee shall pay the unpaid royalties under this Agreement promptly upon notice by Tessera. Licensee shall have no obligation to pay an additional royalty under this agreement for products on which a Licensed Package Assembler has already paid a full royalty under its agreement with Tessera. Any such agreement reached between Licensee and a Licensed Package Assembler shall require such Licensed Package Assembler to clearly identify Licensed Products made for Licensee in reports to Tessera, and Tessera shall be given notice of such agreement.

2. Notice to Assemblers. When Licensee exercises this “have made” right at a Licensed Package Assembler, it shall provide a written notice to such Licensed Package Assembler, with a copy to Tessera, stating whether the Licensee or the Licensed Package Assembler shall pay all royalties due for such manufacture directly to Tessera. When Licensee exercises this “have made” right at an assembler who is not a Licensed Package Assembler (“Unlicensed Package Assembler”), Licensee shall provide written notice to Tessera identifying such Unlicensed Package Assembler provided, however, that identifying an Unlicensed Package Assembler as required by the

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written royalty report of Paragraph V.A and Attachment C shall be deemed as meeting the notice requirement for such Unlicensed Package Assembler under this Paragraph II.A.2.

3. Purchase and Resale of Licensed Products. Should Licensee purchase for resale Licensed Products for which a third party has already paid a royalty to Tessera, Licensee may resell such Licensed Products without payment of an additional royalty to Tessera.

B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee’s and Tessera’s rights herein expressly exclude any right to package and/or assemble, or sell any product made using Batch Technology.

C. No Implied License. Except for the licenses expressly granted in Paragraph II.A, no license, express or implied, by estoppel or otherwise, to any of Tessera’s intellectual property rights is granted or implied by this Agreement.

D. Exclusion from License. Licensee is licensed only for Licensed Products for which Licensee or a third party has satisfied a royalty obligation to Tessera. Tessera may, at any time during the term hereof, notify Licensee that Tessera believes that a product made, used, sold, imported, or offered for sale by Licensee (“Notified Product”) is a Licensed Product. During a sixty (60) day period after such notice, the parties will engage in good faith negotiations to determine whether such Notified Product is a Licensed Product, but neither party will commence any litigation or administrative proceedings relating to the Notified Product until after the end of the sixty (60) day period. If the parties fail to agree on whether such Notified Product is a Licensed Product during such period, the Notified Product will not be licensed hereunder and either party may commence litigation or administrative proceedings upon the expiration of the sixty (60) day period.

E. Mandatory Negotiations for Patents Outside of License Grants. If during the term of this Agreement, either party believes that the other party infringes one or more Patents in a manner not within the scope of the licenses granted under Paragraph II.A (for Licensee) and Paragraph VI.A (for Tessera), to commence patent litigation against the other party, the party must first provide notice to the other party and, for a six (6) month period after such notice, the parties will engage in good faith negotiations to determine whether there is infringement of any valid Patent, and if so, to negotiate the terms of an appropriate license. If the parties fail to agree on whether the non-Licensed Product infringes or does not infringe any Patent or the appropriate terms of a license, either party may commence litigation upon the expiration of the six (6) month period by filing a claim in a state or federal court within the geographic boundaries of the federal Northern District of California, and the parties hereby consent to personal jurisdiction and venue in the state and federal courts of the Northern District of California.

F. Limitations on Patent Challenges. Licensee agrees that it shall not challenge the validity or enforceability of the Tessera Patents licensed hereunder (or fund or sponsor such a challenge) unless Tessera first asserts a Tessera Patent against Licensee seeking royalties for products that do not meet the definition of DRAM Licensed Products or Non-DRAM Licensed Products, whereupon Licensee, subject to Paragraph II.E, may assert the defenses of invalidity and unenforceability against the asserted Tessera Patent(s) in litigation or in the U.S. or foreign patent office solely with respect to the claims of the Tessera Patent(s) asserted against such products. Notwithstanding the foregoing, any successful challenge of validity or enforceability of a Tessera

Tessera and Micron Confidential

Patent shall not affect Licensee’s obligation to pay royalties for DRAM Licensed Products and Non-DRAM Licensed Products under this Agreement. Should Licensee challenge the validity or enforceability of a Tessera Patent licensed hereunder (or fund or sponsor such a challenge) in violation of this Paragraph II.F, such challenge would be a material breach of this Agreement allowing Tessera to immediately terminate this Agreement without providing Licensee the opportunity to cure as provided in Paragraph VIII.B.

III. Fee and Royalty

A. License Fee. As partial consideration for the licenses and privileges of Paragraph II.A hereof, Licensee shall pay to Tessera the sum of Two Million US Dollars ($2,000,000) by July 31, 2006.

B. Royalty. Licensee shall pay running royalties for the license granted in Paragraph II.A four times annually (as set forth in Paragraph V) to Tessera during the term of this Agreement, as follows:

1. DRAM Licensed Products. For each DRAM Licensed Product sold by Licensee, Licensee shall pay a royalty as set forth in Attachment B.

2. Non-DRAM Licensed Products. For each Non-DRAM Licensed Product sold by Licensee, Licensee shall pay a royalty as set forth in Attachment B.

3. Multiple Substrate Licensed Products. In the case of a Multiple Substrate Licensed Product, royalties due under this Paragraph III.B shall be calculated separately for each Package Stack Unit of a Package Stack based on whether the Package Stack Unit solely contains DRAM or includes other types of ICs. For example, the royalty due for a Package Stack Unit that contains solely DRAM shall be determined according to Paragraph III.B.1 per Package Stack Unit, the royalty due for a Package Stack Unit that contains an IC that is not DRAM shall be determined according to Paragraph III.B.2 per Package Stack Unit, such that the total royalty due for a Multiple Substrate Licensed Product shall be calculated by adding together the royalty determined for each Package Stack Unit.

C. Royalty Adjustments. In making the royalty payments due Tessera, Licensee may subtract from such royalty payments any preceding royalty payments for royalty bearing Licensed Products that are returned to Licensee from Licensee’s customers (“Royalty Adjustment”). However, if at any time such returned Licensed Products are resold by Licensee, Licensee shall pay a royalty to Tessera for such resold Licensed Products, as set forth in the Agreement. Before a Royalty Adjustment can be so subtracted, Licensee must have originally paid a royalty on the particular returned Licensed Product. All Royalty Adjustments must be specified with the information set forth in Attachment B.

D. Most Favored Nations. As of the Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with Infineon or Qimonda whereby Infineon or Qimonda receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to Infineon or Qimonda than the Royalty terms set forth in Paragraph III.B of this Agreement. In the event that Tessera grants a license to Qimonda or

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Infineon that is subject to this Paragraph, then Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the Royalty terms of this Agreement, provided that (a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera’s rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

IV. Taxes

Payments and royalties due hereunder shall be calculated and paid by Licensee to Tessera on a “net cash” basis per the terms hereof and shall be free of and not reduced in any way by any imposed taxes or other assessments that may be levied by any government or country except for those taxes that may be imposed and collected by the United States and/or the State of California. If Tessera receives any tax credits by the U.S. Government based upon the tax paid on the royalties paid to Tessera by Licensee, Tessera will reimburse Licensee for in the amount corresponding to such U.S. tax credit.

V. Licensee Reports and Payment

A. Quarterly Royalty Reports & Payment. Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Licensee shall deliver a written report (as shown in Attachment C) describing (i) the basis upon which and containing the information sufficient to determine the royalties due Tessera for the applicable payment period and (ii) the purchases by Licensee of Licensed Products from other Tessera licensees. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from Licensee to Tessera under this Paragraph shall be made within thirty (30) days from the end of each quarter annual payment period and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account.

B. Payment for Licensed Products Sold Before Effective Date. By July 31, 2006, Licensee shall pay Tessera Twenty-Eight Million U.S. Dollars (US$28,000,000) for Licensee’s manufacture, use, sale, or offer for sale of Licensed Products prior to the Effective Date (“Past Production Payment”). The Past Production Payment relates solely to Licensed Products sold by Licensee prior to the Effective Date (“Micron Past Licensed Products”) and shall not apply to retroactively immunize products that are not Micron Past Licensed Products and that were made by any other person or entity, including without limitation products made by Micron Affiliates acquired by Micron after the Effective Date. Upon receipt of the Past Production Payment, Tessera agrees not to make any claims against any person or entity for its purchase, use, sale, importation or offer for sale of the Micron Past Licensed Products.

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VI. Licensee Patents

A. Limited Rights Under Licensee’s Patents. Licensee hereby grants to Tessera a world-wide, royalty-free, non-exclusive, non-sublicensable, non-transferable, right under Licensee’s Patents for the term of this Agreement to make, use and sell Licensed Products (subject to the Batch Technology exclusion of Paragraph II.B) for the purposes of internal research and development, customer funded research and development, and in support of Tessera’s engineering services business. For the sake of clarity, the license granted to Tessera in this Section VI.A is limited to the IC package and interconnect of the Licensed Product, alone or in combination with an IC, and does not include, for example, the functional circuitry on the die or semiconductor process technology used in the formation of the functional circuitry on the IC (hereafter “Micron License Scope”). If Licensee elects to extend the term of this Agreement to obtain a paid-up license, then the license set forth in this Paragraph VI.A shall also become a fully paid-up and perpetual. Furthermore, to the extent that Licensee believes a third party is directly infringing Licensee’s patents within the Micron License Scope, Licensee agrees to pursue its claims directly with such third party and not with Tessera unless Tessera first asserts a Tessera Patent against Licensee that would require an additional royalty for Licensed Products made under this Agreement.

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VIII. Term and Termination

A. Term: This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until it automatically expires on May 22, 2012, unless Licensee notifies Tessera by November 22, 2011 that Licensee elects to extend this Agreement by five (5) years until May 22, 2017, and continue to pay royalties for Licensed Products during the five (5) year extension period at rates equal to fifty percent (50%) of the amounts due under Paragraph III.B. herein. If Licensee elects to extend this Agreement until May 22, 2017, upon expiration of the extended term, Licensee shall have a fully paid-up and perpetual license on the terms set forth in Paragraphs II.A through II.E herein to use the Tessera Patents to the same extent as Licensee was licensed to use and was using Tessera Patents immediately prior to such expiration.

B. Termination for Breach. Either party may terminate this Agreement due to the other party’s breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay fees and royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party’s satisfaction) within sixty (60) days of notice thereof.

C. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party (“Selling Party”) or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party (“Purchasing Party”), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such

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Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

D. Termination for Bankruptcy. In the event that one party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

E. Effect of Termination. Any termination of this Agreement pursuant to this Paragraph VIII shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of unaccrued royalties to Tessera and any rights of Licensee to use any Tessera Patent licensed hereunder).

F. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. Licensee’s obligation to make payments to Tessera accrued under this Agreement on or prior to expiration or termination.

2. Licensee’s obligation to submit written reports stipulated in Paragraph V, Licensee Reports and Payment, and to permit the inspection and audit of its records stipulated in Paragraph IX, Reasonable Audit.

3. Paragraph VIII, Term and Termination.

4. Paragraph X, No Warranties

5. Paragraph XI, Limitation on Damages

6. Paragraph XII, Confidentiality of Agreement Terms

7. Paragraph XIV, Miscellaneous

IX. Reasonable Audit

A. Financial Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, relevant records of Licensee that may contain information bearing upon the amount of fees and royalties payable under this Agreement; provided, that the said auditor shall have agreed in

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advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Licensee proprietary information obtained during the course of such audit. The parties shall mutually agree upon an independent third party CPA firm within thirty (30) days, provided, however, that such agreement shall not be unreasonably withheld by either party. Licensee shall permit auditors to copy and retain audit relevant records in confidence. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor’s report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any, and Tessera shall make payment to Licensee of any amount which may be found to have been overpaid, if any. Tessera shall bear the expenses of such audit examinations unless fees and royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses.

X. No Warranties

The Parties acknowledge and agree that the rights and licenses, Tessera Patents, Licensee patents and standards granted or otherwise provided hereunder are provided “AS IS”, with no warranty of any kind. NEITHER PARTY MAKE ANY WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS, PATENT VALIDITY OR NONINFRINGEMENT. Neither Party makes any warranty that the Tessera Patents or the Licensee patents will be sufficient to yield any particular result.

XI. Limitation on Damages

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

XII. Confidentiality of Agreement Terms

A. Confidential Terms. Tessera and Licensee shall keep the terms of this Agreement (including all Attachments hereto) confidential except:

(1) to any court or governmental body or agency compelling such disclosure and subject to the notice and opportunity to object provisions of Paragraph XII.B; however, any disclosure shall be limited to that compelled by the governmental body or agency and the disclosing party will take all reasonable actions to obtain a protective order protecting the disclosure;

(2) as may otherwise be required by law;

(3) disclosures to their respective attorneys, accountants, and financial advisors; or

(4) either party may disclose to third parties the existence of this Agreement to the extent described in the Recitals section hereof.

B. Order to Disclose. A party receiving a request, subpoena or order for the disclosure of the terms or conditions of this Agreement shall notify the other party as soon as practicable and if, at all possible, in sufficient time to allow the other party to oppose disclose or seek appropriate

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protective orders. The party receiving such request, subpoena or order shall cooperate to the extent reasonably possible with the other party in any effort to oppose disclosure or seek protective orders.

C. Breach of Confidentiality. If either party learns of a breach of this Paragraph XII, such party shall immediately send a written notification to the other party describing the circumstances of such breach.

D. Employee Agreements. Licensee will disclose the terms of this Agreement solely to its employees who have a need to know such information.

E. Prior Confidentiality Terms. This Paragraph XII applies only to the matters described herein and does not supersede any prior written agreements between the parties.

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XIV. Miscellaneous

The following additional terms shall apply to this Agreement:

A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use reasonable efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any dispute resolution proceeding shall take place in the United States, but if either party files a claim in a state or federal court, such claim shall be filed in the state or federal courts within the geographic boundaries of the federal Eastern District of Texas. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of the Eastern District of Texas. Nothing herein shall alter or affect any other rights either party may have to redress any breach or act of the other party. Notwithstanding any provision herein, after the sixty (60) day cure period set forth in Paragraph VIII.B (where required) and notice of termination of this Agreement by one of the parties, either party may bring an action in the U.S. International Trade Commission.

B. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or of any other right or privilege.

C. Equitable Relief. Nothing herein shall preclude either party from taking actions at any time in the courts specified in Paragraph XIV.A that are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile

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transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.
3099 Orchard Dr.
San Jose, California 95134
Facsimile No.: 408-894-0190
Attn.: Chief Executive Officer

Licensee:	Micron Technology, Inc.
8000 S. Federal Way
Boise, ID 83707
Facsimile No.: 208-368-4540
Attn.: General Counsel

Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

E. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

F. Assignment. With the exception of Paragraph VIII.C (Termination for Assignment), neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Tessera may assign this Agreement to a Tessera Affiliate, a parent company, or any company owned or controlled by such parent company.

G. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each party hereto relating to the export of goods and information.

H. Paragraph Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

I. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.		MICRON TECHNOLOGY, INC.

By:	/s/ Michael Forman	By:	/s/ Wilbur Stover
Print Name:	Michael Forman	Print Name:	Wilbur Stover
Title:	Vice President, Finance	Title:	Vice President of Finance and Chief Financial Officer
Date:	July 21, 2006	Date:	July 21, 2006